UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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WYNN RESORTS, LIMITED

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Wynn Resorts Sends Letter to Shareholders and Files Investor Presentation

Highlights Board’s Swift and Decisive Actions to Do What is Right for the Company and its Shareholders;

Underscores Continued Strong Operational Results Under Leadership of New CEO Matt Maddox;

Urges Shareholders to Vote “FOR” All Three of Wynn’s Director Nominees on WHITE Proxy Card

LAS VEGAS – May 2, 2018 — Wynn Resorts (NASDAQ: WYNN) is today sending a letter to shareholders urging them to vote “FOR” on the WHITE proxy card to re-elect Wynn’s three highly qualified independent directors at the upcoming Annual Meeting of Shareholders on May 16, 2018.

Wynn Resorts has also filed an investor presentation with the U.S. Securities and Exchange Commission (“SEC”) rejecting Elaine Wynn’s misguided “withhold-the-vote” campaign. The investor presentation can be viewed at www.sec.gov.

The text of the letter follows:

Dear Fellow Wynn Resorts Shareholder,

The Board appreciates your investment in Wynn Resorts, and we thank you for your support as we have navigated through a tumultuous time. Today, we are a very different company than we were three months ago, and we have a refreshed, diverse Board in place that is committed to active oversight in leading the Company forward. We have made great strides in restoring stability at Wynn, but we need your help to continue this progress.

As you may have seen, Elaine Wynn – the former wife of our ex-Chairman and CEO – is running a “withhold-the-vote” campaign against Director John J. (“Jay”) Hagenbuch. We strongly believe a withhold vote is not in your best interest, and we urge you to vote the WHITE proxy card FOR all three Wynn directors who are up for election on May 16 at the 2018 Annual Meeting of Shareholders.

WYNN’S BOARD ACTED SWIFTLY AND DECISIVELY TO DO WHAT IS RIGHT

FOR THE COMPANY AND ITS SHAREHOLDERS

Over the past three months, our Board has acted swiftly and effectively in the face of unforeseeable circumstances, while maintaining a laser focus on corporate governance and shareholder value. As events unfolded after the Wall Street Journal article on January 26, the Board took the following actions in less than three months:

•	January 26: The Board formed a Special Committee of Independent Directors to broadly investigate the allegations and conduct a comprehensive review of internal workplace policies and procedures.

•	February 6: The Board accelerated its existing succession plan, appointing Matt Maddox CEO following the resignation of Steve Wynn. The Board also split the CEO and Chairman roles.

•	February 12: The Board’s Nominating & Corporate Governance Committee launched a Board refresh process, retaining an independent search firm to help identify new director candidates.

•	February 15: Executed a separation agreement with Steve Wynn that paid him no severance and oversaw a swift but orderly liquidation of his equity, much of which was placed with two respected long-term institutional investors, Capital Research and T. Rowe Price.

•	March 5: Two long-tenured directors announced their departure from the Board – Ray Irani resigned and Alvin Shoemaker said he will not stand for re-election at the 2019 Annual Meeting. Subsequently, Ted Virtue said he will not stand for re-election at the 2018 Annual Meeting, making a total of four directors who have resigned or will not stand for re-election.

•	March 7: Increased 2018 dividend by 50% to $3.00 per share.

•	March 8: Removed overhang of longstanding litigation by reaching settlement with Universal Entertainment Corporation to repurchase its shares at an effective price of $78 per share.

•	April 3: Closed on the sale of 5.3 million newly issued shares (4.9%) in Wynn Resorts to Galaxy Entertainment, a leading Chinese gaming company in Macau, raising $927 million to repay debt.

•	April 9: Announced a new Culture & Community Department and Women’s Leadership Forum to support diversity and inclusion, gender equality and a safe workplace.

•	April 16: Settled longstanding litigation with Elaine Wynn with no payment by the Company.

•	April 17: After a thorough search and rigorous vetting process, the Board elected three new, independent female directors – a process that was being finalized when Elaine Wynn issued an open letter requesting the Board re-open the nomination window so she could nominate new directors. Her request came three months after the deadline for shareholders to submit director nominations and just one day after settlement of her outstanding litigation with the Company.

As this timeline makes clear, the Board acted quickly and decisively to do what is right for the Company and its shareholders. As a result of the Board’s refreshment process, three highly qualified directors have been elected to the Board, strengthening its skill sets, experience and diversity. We expect they will each be active and contributory participants in the boardroom. Elaine Wynn had nothing to do with recruitment or appointment of the three new directors.

When the Board declined to change the rules to allow Elaine Wynn to nominate directors belatedly, she instead launched a “withhold-the-vote” campaign in an attempt to exert influence over the Board composition. Just this week, she has gone so far as to sue the Company in an attempt to delay the Annual Meeting, which has long been scheduled for May 16. Her solicitation does not offer anything new or constructive, and is potentially disruptive both to the business and to the Board’s sweeping initiatives. The Board has effected meaningful change and is continuing to do so in an orderly way that preserves reasonable continuity and facilitates smooth operation of the business.

WYNN’S BOARD AND MANAGEMENT TEAM ARE CONTINUING TO DELIVER

SUPERIOR SHAREHOLDER VALUE

The Board is committed to creating value for Wynn shareholders through the continued focus on and execution of our business plan, setting the stage for a new chapter for Wynn. While many companies would have suffered financial damage from the abrupt departure of the founder and the attendant media firestorm, the Board and management have kept the Company’s business on the right path.

Wynn has consistently outperformed its peers and delivered one-year total shareholder return (TSR) of 97% in 2017 compared to the S&P 500’s TSR of 21% over the same timeframe. In addition, the share price today is significantly above where it was after the Wall Street Journal story ran.

Under the leadership of new CEO Matt Maddox, Wynn Resorts has delivered strong operational performance, including:

•	Achieved record results at Wynn Las Vegas, with record EBITDA and overall room revenues in the quarter ended March 31, 2018.

•	Launched review of $360 million Las Vegas convention facility, identifying $35 million of savings.

•	Reprioritized and accelerated investment opportunities in Macau with a $100 million investment program to be initiated in 2018 at the Peninsula downtown.

•	Increased market share in Macau with the successful ramp-up of Wynn Palace, with premium mass market up 100+% year-over-year and main floor mass market up 70+%.

•	Stronger bookings in Las Vegas for 2018 into 2019 compared to this time last year.

Wynn’s Board and management team have kept the Company’s business on the right path and are committed to continuing to drive shareholder value.

THIS IS A NEW DAY AT WYNN, WITH A REFRESHED BOARD THAT IS FOCUSED ON

LEADING THE COMPANY FORWARD

The Board’s actions over the past three months have demonstrated that it is committed to moving swiftly to improve corporate governance and accountability. We have made substantial progress in refreshing the Board and have made clear the process is not over. In this short time, we have recruited three exceptionally qualified directors and in doing so accomplished the following:

•	Materially Increased Board’s Gender Diversity – The Board is now 40% women, placing Wynn in the top 10% of the S&P 500 for gender diversity.

•	Significantly Reduced Board Tenure – The median tenure of directors after 2018 Annual Meeting will be only 3 years.

Withholding your vote for Jay Hagenbuch will not benefit your investment. A Director for 5 1⁄2 years, Jay brings to our Board deep corporate strategy and financial expertise gained over 30 years as a private equity investor and as a director of public and private companies. In a complex and heavily regulated industry, Jay has the experience to effectively identify and manage Wynn’s risk exposures and attendant vulnerabilities. As Chairman of the Audit Committee, he is intimately familiar with Wynn’s operations, strengths and weaknesses, and its specialized regulatory framework. He has also met with and made comprehensive presentations to the Nevada and Massachusetts gaming regulators about the purpose and work of the Special Committee and the backgrounds and independence of its three members.

Jay’s important contributions to the Board have also included:

•	Developing a comprehensive independent analysis of capital expenditures that resulted in adoption of an appropriately scaled-down set of development plans in Las Vegas in 2017.

•	Arguing for the need to develop a coherent regular dividend policy, rather than reliance on special dividends, which the Company adopted in 2015.

•	Since joining the Board in 2013, successfully advocating for an enhanced balance-sheet management protocol to ensure financial constraints never unduly impact operating decisions.

Given Jay’s key Board role and deep institutional knowledge, withholding your vote for him would only serve to undercut the progress Wynn is making. Adding new, diverse and independent voices to the Board is clearly important, and our process for doing so is not yet complete. However, we believe it is important to undertake this change in an orderly way that will enable Wynn to continue to deliver strong financial performance. It is also vital to retain a director of Jay’s caliber who has a deep understanding of Wynn’s business as well as its unique regulatory framework in both the U.S. and Macau.

Your Board and management team are continuing to drive growth at Wynn, move past the founder-led era of Steve Wynn, and evolve into a stronger company that is poised for long-term growth. Don’t risk derailing the progress we have made. Please support us in our efforts to remake Wynn for the future.

Sincerely,

The Board of Directors

Wynn Resorts, Limited

WE STRONGLY URGE YOU TO SUPPORT ALL THREE OF OUR BOARD NOMINEES

AND CONTINUE WYNN RESORT’S CHANGE AGENDA

VOTE THE WHITE CARD TODAY

Your vote is important. Please discard any blue proxy cards you have received from Elaine Wynn. If you have already returned a blue proxy card, you can change your vote simply by signing, dating and returning a WHITE proxy card today. Only your latest-dated proxy card will be counted.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders, Call Toll-Free: (888) 750-5834

Banks and Brokers, Call Collect: (212) 750-5833

ABOUT WYNN RESORTS

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Wynn Macau (wynnmacau.com) and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 192,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 290,000 square feet of meeting and convention space, approximately 110,000 square feet of retail space as well as two showrooms; three nightclubs, a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut the second half of 2018.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 273,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 11 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Wynn Boston Harbor located in Everett, Massachusetts.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement, a supplement to the definitive proxy statement, and a form of associated WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2018 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON APRIL 18, 2018, THE PROXY SUPPLEMENT FILED WITH THE SEC ON APRIL 30, 2018, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at wynnresorts.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on April 18, 2018 and the proxy supplement filed with the SEC on April 30, 3018, each with respect to the Company’s 2018 Annual Meeting of Shareholders. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Contacts:

Michael Weaver

Wynn Resorts

702.770.7501

michael.weaver@wynnlasvegas.com

George Sard/Cassandra Bujarski/Lisa Green

Sard Verbinnen & Co.

212.687.8080

Wynn-SVC@SARDVERB.com